Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES SECOND QUARTER 2018 RESULTS

Reports net sales of $376 million and billings of $389 million; Reaffirms 2018 outlook

BOSTON – August 2, 2018 – Global learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (Nasdaq: HMHC) today announced its operating and financial results for the second quarter ended June 30, 2018.

Operating Highlights:

•	Year to date results outperform the market demonstrating merits of HMH 2020 strategy

•	Extensions year to date Net Sales growth of 5% and Billings growth of 10%

•	Texas gives 100% alignment rating to HMH ELA programs, CA panels recommend HMH Science program, and FL review process of HMH Math underway for 2019 adoptions

Financial Highlights:

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions of dollars)	2018	2017	Change	2018	2017	Change
Net sales[1]	$376	$393	(4.4)%	$595	$615	(3.2)%
Billings	389	395	(1.5)%	571	579	(1.5)%
Net loss [1]	(23)	(47)	50.3%	(125)	(168)	25.6%
Adjusted EBITDA[1]	62	73	(15.0)%	47	49	(4.5)%
Pre-publication or content development costs	(37)	(29)	(24.5)%	(62)	(57)	(8.5)%
Net cash used in operating activities	(67)	(44)	(51.4)%	(164)	(140)	(16.8)%
Free cash flow	(116)	(83)	(40.1)%	(251)	(224)	(12.0)%

“As we head into the third quarter, which is historically the busiest quarter in HMH’s selling season, we are encouraged by our results for the first half of 2018,” said Jack Lynch, Chief Executive Officer of HMH. “Despite a trough year in the market, HMH is performing well in new adoption opportunities and delivering strong growth in our Extensions businesses.”

Joe Abbott, Chief Financial Officer of HMH added, “We remain on track to deliver against the targets we set at the start of the year and have reaffirmed our fiscal year 2018 outlook. We have submitted our next generation core programs for evaluation in all three of next year’s large state adoptions, an important milestone as we execute on our strategy.”

Second Quarter 2018 Financial Results:

Net Sales: HMH reported net sales of $376 million for the second quarter of 2018, down $17 million compared to $393 million in the same quarter of 2017. The net sales decrease was driven by a $11 million decrease in our Education segment, coupled with a $6 million decrease in our Trade Publishing segment. Within our Education segment, the decrease was primarily due to lower net sales from Core Solutions, which declined by $24 million to $152 million. The primary drivers of the decrease in Core Solutions sales occurred in adoption states, where customer orders are expected to occur later than in the prior year, and in open territory states, where many customers are deferring new Core Reading and Math materials purchases until the release of next generation programs beginning in 2019, partially offset by an increase in open territory sales of Core Science programs. Partially offsetting the decrease in our Core Solutions sales was an increase in sales from our Extensions businesses, which primarily consist of our Heinemann brand, intervention, supplemental and assessment products as well as professional services. Extensions businesses net sales for the current period increased $13 million to $187 million in 2018 primarily driven by higher Heinemann net sales. The primary driver of the increase in our Heinemann net sales was sales of the Fountas & Pinnell Classroom product, which was introduced in the third quarter of 2017. Within our Trade Publishing segment, the decrease was due to lower backlist sales in addition to a decline in ebook sales and lower frontlist sales Partially offsetting the aforementioned Trade Publishing sales decline was an increase in licensing income.

[1]

The 2018 amounts have been impacted by the January 1, 2018 adoption of the new revenue standard. Please refer to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 2, 2018 for further details.

Billings: HMH reported billings of $389 million for the second quarter of 2018, down $6 million from the same quarter of 2017. Education and Trade Publishing segment billings for the second quarter of 2018 were $353 million and $36 million, respectively, compared with $353 million and $43 million, respectively, for the same periods in 2017. Our Trade Publishing segment billings decrease was due to lower backlist billings in addition to a decline in ebook billings. Frontlist billings were also lower. Partially offsetting the aforementioned was an increase in billings for licensing income. Within our Education segment, there was an increase in billings from our Extensions businesses of $20 million to $188 million in 2018 primarily driven by higher Heinemann billings. The primary driver of the increase in our Heinemann billings was billings of the Fountas & Pinnell Classroom product, which was introduced in the third quarter of 2017. Offsetting the increase in our Extensions businesses was a decrease in billings from Core Solutions, which declined by $20 million from $185 million in 2017 to $165 million. The primary drivers of the decrease in Core Solutions billings occurred in adoption states, where customer orders are expected to occur later than in the prior year, and in open territory states, where many customers are deferring new Core Reading and Math materials purchases until the release of next generation programs beginning in 2019, partially offset by an increase in open territory billings of Core Science programs.

Cost of Sales: Overall cost of sales decreased 7%, or $15 million, to $202 million in the second quarter of 2018 from $216 million in the same period of 2017, primarily due to lower volume in 2018 resulting in a decrease of $10 million. Further, there was a $5 million reduction in publishing rights and pre-publication amortization.

Selling and Administrative Costs: Selling and administrative costs increased $7 million to $174 million for the second quarter of 2018 from the same period of 2017, primarily due to an increase in discretionary costs, such as travel and entertainment and professional fees, of $4 million in connection with the Company’s transformation initiatives, $3 million of higher depreciation as a result of our increased investment in business systems, technology platforms and infrastructure and higher net labor costs of $2 million, primarily attributed to higher employee benefit and medical expenses as well as planned merit increases partially offset by labor savings taken under the 2017 Restructuring Plan . Additionally, variable expenses such as commissions, samples, transportation and depository fees were $1 million higher in the current period. Offsetting the increase in selling and administrative costs was a decrease in IT expenses of $2 million relating to maintenance contracts, hardware and telecommunications and a decrease in office lease cost due to office space reductions mostly associated with actions taken under the 2017 Restructuring Plan.

Operating Loss: Operating loss for the second quarter of 2018 was $9 million, a $23 million improvement from the $32 million operating loss recorded in the same period of 2017 primarily due to the $33 million charge in 2017 associated with our 2017 Restructuring Plan, which did not occur in 2018, partially offset by the aforementioned changes in net sales and selling and administrative costs.

Net Loss: Net loss of $23 million in the second quarter of 2018 was $24 million, or 50%, lower compared to a net loss of $47 million in the same quarter of 2017, due primarily to the same factors impacting operating loss and a favorable change in our tax provision of $4 million, from an expense of $6 million for the same period in 2017 to an expense of $2 million in 2018. The reduction in expense was primarily due to the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”) resulting in a lower annual effective tax rate and our ability to utilize indefinite-lived deferred tax liabilities as a source of future taxable income in our assessment of realization of deferred tax assets.

Adjusted EBITDA: Adjusted EBITDA for the second quarter of 2018 was $62 million, an $11 million unfavorable change from the $73 million in the same quarter of 2017, primarily due to the aforementioned changes in net sales.

Six Months Ended June 30, 2018 Financial Results:

Net Sales: HMH reported net sales of $595 million for the first six months of 2018, down $20 million from the same period of 2017. The net sales decrease was driven by a $13 million decrease in our Education segment, coupled with a $6 million decrease in our Trade Publishing segment. Within our Education segment, the decrease was primarily due to lower net sales from Core Solutions, which declined by $29 million from $242 million in 2017 to $213 million. The primary drivers of the decrease in Core Solutions sales occurred in adoption states, where customer orders are expected to occur later than in the prior year, and in open territory states, where many customers are deferring new Core Reading and Math materials purchases until the release of next generation programs beginning in 2019, partially offset by an increase in open territory sales of Core Science programs. Also contributing to the decline in Core Solutions was the non-recurrence of the $5 million one-time fee we recognized in 2017 in connection with the expiration of a distribution agreement. Partially offsetting the decrease in our Core Solutions sales was an increase in sales from our Extensions businesses of $15 million from $294 million in 2017 to $309 million in 2018 primarily driven by higher Heinemann net sales largely attributed to the Fountas & Pinnell Classroom product, which was introduced in the third quarter of 2017. Within our Trade Publishing segment, the decrease was due to lower physical sales in the Young Reader’s & General Interest categories in addition to a decline in overall ebook sales. The decline in ebook sales was driven by the reduced ebook sales. Partially offsetting the aforementioned Trade Publishing sales decline was an increase in licensing income.

Billings: HMH reported billings of $571 million for first six months of 2018, a decline of $8 million compared the same period of 2017. Education and Trade Publishing segment billings for the first six months of 2018 were $498 million and $73 million, respectively, compared with $501 million and $79 million, respectively, for the same periods in 2017. The billings decrease was driven by a $6 million decrease in our Trade Publishing segment, due to lower physical sales in the Young Reader’s & General Interest categories in addition to a decline in overall ebook billings. Partially offsetting the aforementioned was an increase in billings for licensing income. Within our Education segment, there was a decrease in billings from Core Solutions, which declined by $30 million from 2017 to $201 million. The primary drivers of the decrease in Core Solutions billings occurred in adoption states, where customer orders are expected to occur later than in the prior year, and in open territory states, where many customers are deferring new Core Reading and Math materials purchases until the release of next generation programs beginning in 2019, partially offset by an increase in open territory billings of Core Science programs. Also contributing to the decline in Core Solutions was the non-recurrence of the $5 million one-time fee we recognized in 2017 in connection with the expiration of a distribution agreement. Offsetting the decrease in billings in Core Solutions was an increase in our Extensions businesses. Extensions businesses billings for the current period increased $27 million from $269 million in 2017 to $296 million in 2018 primarily driven by higher Heinemann billings. The primary driver of the increase in our Heinemann billings was billings of the Fountas & Pinnell Classroom product, which was introduced in the third quarter of 2017.

Cost of Sales: Overall cost of sales decreased 5%, or $19 million, to $345 million in the first six months of 2018 from $365 million in the same period of 2017, primarily due to lower volume in 2018 resulting in a decrease of $10 million coupled with a $9 million reduction in publishing rights and pre-publication amortization.

Selling and Administrative Costs: Selling and administrative costs slightly increased for the first six months of 2018 due to an increase in discretionary costs of $3 million related to travel and entertainment, promotion and advertising in connection with the Company’s transformation initiatives, an increase in professional fees of $4 million in 2018 which related to a $5 million non-recurring insurance reimbursement received in 2017, and an increase in depreciation expense of $2 million as a result of our increased investment in business systems, technology platforms and infrastructure. Offsetting the increase in selling and administrative costs was lower IT expenses of $5 million relating to maintenance contracts, hardware and telecommunications, lower incentive compensation of $2 million and a decrease in office lease cost of $1 million due to office space reductions, mostly associated with actions taken under the 2017 Restructuring Plan. Additionally, labor savings taken under the 2017 Restructuring Plan were offset by higher employee benefit and medical expenses as well as planned merit increases.

Operating Loss: Operating loss for the first six months of 2018 was $96 million, a $33 million improvement from the $129 million operating loss recorded in the same period of 2017 primarily due to the $37 million charge in 2017 associated with our 2017 Restructuring Plan, which did not occur in 2018, and the reduction in cost of sales partially offset by the aforementioned changes in net sales.

Net Loss: Net loss of $125 million in the first six months of 2018 was $43 million, or 26%, lower compared to a net loss of $168 million in the same period of 2017, due primarily to the same factors impacting operating loss and a favorable change in our tax provision of $14 million, from an expense of $21 million for the same period in 2017 to an expense of $7 million in 2018. The reduction in expense was primarily due to the 2017 Tax Act resulting in a lower annual effective tax rate and our ability to utilize indefinite-lived deferred tax liabilities as a source of future taxable income in our assessment of realization of deferred tax assets.

Adjusted EBITDA: Adjusted EBITDA for the first six months of 2018 was $47 million, a $2 million unfavorable change from $49 million in the same period of 2017, primarily due to the aforementioned changes in net sales.

Cash Flows: Net cash used in operating activities for 2018 was $164 million compared with $140 million in 2017. The $24 million increase in cash used in operating activities from 2017 to 2018 was primarily driven by unfavorable net changes in operating assets and liabilities of $37 million primarily due to unfavorable changes in inventories. The increase in net cash used in operating activities was also offset by more profitable operations, net of non-cash items, of $13 million. HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, as of June 30, 2018 was a usage of $251 million compared with a usage of $224 million for the same time period in 2017. The primary drivers of the unfavorable change in free cash flow was an increase in the net cash used in operating activities due to the aforementioned reasons. As of June 30, 2018, HMH had $31 million of cash and cash equivalents compared to $235 million of cash and cash equivalents and short-term investments at December 31, 2017. Additionally, HMH had $50.0 million outstanding on its revolving credit facility at June 30, 2018.

Corporate Initiatives:

HMH continues to implement its ongoing initiatives to improve the Company’s operational efficiency and right-size its cost structure. Organizational design changes, aimed at reducing complexity in the organization, were completed in 2017, and HMH expects to substantially complete the remaining planned actions by the end of 2018. The identified initiatives are expected to result in approximately $70 million to $80 million in annualized cost savings by the end of 2018.

Conference Call:

At 8:30 a.m. ET on Thursday, August 2, 2018, HMH will host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 9096148

Moderator: Brian Shipman, Senior Vice President, Investor Relations

Webcast Link: https://edge.media-server.com/m6/p/7mjctxqd

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference call will also be available until August 11, 2018 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 9096148.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance (for a completed period and/or on a forward-looking basis), we have presented adjusted EBITDA and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by: fluctuations in interest rates or effective tax rates; levels of depreciation or amortization; non-cash charges; fees, expenses or charges relating to acquisition-related activities, including purchase accounting adjustments, integration costs and transaction costs, as well as to securities offering- and debt refinancing-activities; charges associated with restructuring and cost saving initiatives, including severance, separation and facility closure costs; certain legal settlements and awards; and non-routine costs and gains. Accordingly, management believes that this measure is useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue) are used as performance measures to determine certain incentive compensation of management. Management believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures (to the extent available without unreasonable efforts) and related disclosure is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company committed to delivering integrated solutions that engage learners, empower educators and improve student outcomes. As a leading provider of K–12 core curriculum, supplemental and intervention solutions and professional learning services, HMH partners with educators and school districts to uncover solutions that unlock students’ potential and extend teachers’ capabilities. HMH serves more than 50 million students and 3 million educators in 150 countries, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com

Follow HMH on Twitter, Facebook and YouTube.

Contact

Investors

Brian S. Shipman, CFA

Senior Vice President, Investor Relations

(212) 592-1177

brian.shipman@hmhco.com

Media

Bianca Olson

SVP, Corporate Affairs

617-351-3841

bianca.olson@hmhco.com

Forward-Looking Statements:

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will,” “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. Forward-looking statements include all statements that are not statements of historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings and net sales; financial performance, financial condition; liquidity; products and services, including for new adoptions; outlook for full year 2018; prospects; growth; markets and our positions therein; strategies, including with respect to investing in our Core Solutions and Extensions businesses and operational excellence; efficiency and cost savings initiatives, including actions thereunder and expected impact and timing; the industry in which we operate; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. We caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date hereof.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward-looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; changes in state academic standards; state acceptance of submitted programs and participation rates therefor; industry cycles and trends; the rate and state of technological change; state requirements related to digital instruction; changes in product distribution channels and concentration of retailer power; changes in our competitive environment, including free and low cost open educational resources; periods of operating and net losses; our ability to enforce our intellectual property and proprietary rights; risks based on information technology systems and potential breaches of those systems; dependence on a small number of print and paper vendors; third-party software and technology development; possible defects in digital products; our ability to identify, complete, or achieve the expected benefits of, acquisitions; our ability to execute on our long-term growth strategy; increases in our operating costs; exposure to litigation; major disasters or other external threats; contingent liabilities; risks related to our indebtedness; future impairment charges; changes in school district payment practices; a potential increase in the portion of our sales coming from digital sales; risks related to doing business abroad; changes in tax law or interpretations; management and other personnel changes; timing, higher costs and unintended consequences of our operational efficiency and cost-reduction initiatives; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

(in thousands of dollars, except share information)	June 30, 2018 (Unaudited)	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$30,709	$148,979
Short-term investments	—	86,449
Accounts receivable, net	293,693	201,080
Inventories	212,436	154,644
Prepaid expenses and other assets	30,888	29,947

Total current assets	567,726	621,099
Property, plant, and equipment, net	149,137	153,906
Pre-publication costs, net	341,474	324,897
Royalty advances to authors, net	49,964	46,469
Goodwill	783,073	783,073
Other intangible assets, net	578,133	610,663
Deferred income taxes	3,593	3,593
Deferred commissions	22,598	—
Other assets	28,658	19,891

Total assets	$2,524,356	$2,563,591

Liabilities and Stockholders’ Equity
Current liabilities
Revolving credit facility	$50,000	$—
Current portion of long-term debt	8,000	8,000
Accounts payable	94,920	61,502
Royalties payable	67,085	72,992
Salaries, wages, and commissions payable	39,938	54,970
Deferred revenue	240,355	275,111
Interest payable	293	322
Severance and other charges	6,760	6,926
Accrued postretirement benefits	1,618	1,618
Other liabilities	30,378	22,788

Total current liabilities	539,347	504,229
Long-term debt, net of discount and issuance costs	757,922	760,194
Long-term deferred revenue	400,803	419,096
Accrued pension benefits	23,476	24,133
Accrued postretirement benefits	19,041	20,285
Deferred income taxes	28,144	22,269
Other liabilities	21,364	18,192

Total liabilities	1,790,097	1,768,398

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at June 30, 2018 and December 31, 2017		—
Common stock, $0.01 par value: 380,000,000 shares authorized; 148,040,938 and 147,911,466 shares issued at June 30, 2018 and December 31, 2017, respectively; 123,463,904 and 123,334,432 shares outstanding at June 30, 2018 and December 31, 2017, respectively	1,480	1,479
Treasury stock, 24,577,034 shares as of June 30, 2018 and December 31, 2017, respectively, at cost (related parties of $193,493 at 2018 and 2017)	(518,030)	(518,030)
Capital in excess of par value	4,885,520	4,879,793
Accumulated deficit	(3,593,399)	(3,521,527)
Accumulated other comprehensive loss	(41,312)	(46,522)

Total stockholders’ equity	734,259	795,193

Total liabilities and stockholders’ equity	$2,524,356	$2,563,591

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars, except share and per share information)	2018	2017	2018	2017
Net sales	$375,581	$393,051	$595,349	$614,968
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	166,012	175,693	272,921	283,229
Publishing rights amortization	8,148	10,867	18,238	24,265
Pre-publication amortization	27,599	29,758	54,315	57,335

Cost of sales	201,759	216,318	345,474	364,829
Selling and administrative	174,152	167,037	325,006	324,261
Other intangible asset amortization	7,051	8,128	14,292	16,204
Restructuring	—	33,393	—	37,268
Severance and other charges	2,075	213	6,018	1,419
(Gain) loss on sale of assets	(500)	—	384	—

Operating loss	(8,956)	(32,038)	(95,825)	(129,013)

Other income (expense)
Retirement benefits non-service income	320	872	640	1,744
Interest expense	(11,472)	(10,547)	(22,408)	(21,000)
Interest income	117	115	623	360
Change in fair value of derivative instruments	(1,097)	851	(725)	896

Loss before taxes	(21,088)	(40,747)	(117,695)	(147,013)
Income tax expense	2,184	6,120	6,888	20,512

Net loss	$(23,272)	$(46,867)	$(124,583)	$(167,525)

Net loss per share attributable to common stockholders
Basic	$(0.19)	$(0.38)	$(1.01)	$(1.36)

Diluted	$(0.19)	$(0.38)	$(1.01)	$(1.36)

Weighted average shares outstanding
Basic	123,423,911	122,919,853	123,323,688	122,849,127

Diluted	123,423,911	122,919,853	123,323,688	122,849,127

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(in thousands of dollars)	2018	2017
Cash flows from operating activities
Net loss	$(124,583)	$(167,525)
Adjustments to reconcile net loss to net cash used in operating activities
Loss on sale of assets	384	—
Depreciation and amortization expense	127,205	136,188
Amortization of debt discount and deferred financing costs	2,091	2,090
Deferred income taxes	5,875	19,028
Stock-based compensation expense	6,122	5,475
Restructuring charges related to property, plant, and equipment	—	10,035
Change in fair value of derivative instruments	725	(896)
Changes in operating assets and liabilities
Accounts receivable	(92,613)	(88,295)
Inventories	(57,792)	(35,488)
Other assets	(5,472)	(7,997)
Accounts payable and accrued expenses	(1,462)	11,505
Royalties payable and author advances, net	(9,623)	(7,832)
Deferred revenue	(24,378)	(35,511)
Interest payable	(29)	(83)
Severance and other charges	(1,274)	9,859
Accrued pension and postretirement benefits	(1,901)	(2,973)
Other liabilities	12,911	12,218

Net cash used in operating activities	(163,814)	(140,202)

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	86,539	80,690
Additions to pre-publication costs	(62,182)	(57,294)
Additions to property, plant, and equipment	(24,901)	(26,534)
Proceeds from sale of assets	500	—

Net cash used in investing activities	(44)	(3,138)

Cash flows from financing activities
Proceeds from revolving credit facility	50,000	—
Payments of long-term debt	(4,000)	(4,000)
Tax withholding payments related to net share settlements of restricted stock units and awards	(1,093)	(1,434)
Proceeds from stock option exercises	—	512
Issuance of common stock under employee stock purchase plan	681	895

Net cash provided by (used in) financing activities	45,588	(4,027)

Net decrease in cash and cash equivalents	(118,270)	(147,367)
Cash and cash equivalents at the beginning of the period	148,979	226,102

Cash and cash equivalents at the end of the period	$30,709	$78,735

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA

Consolidated

(in thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss	$(23,272)	$(46,867)	$(124,583)	$(167,525)
Interest expense	11,472	10,547	22,408	21,000
Interest income	(117)	(115)	(623)	(360)
Provision for income taxes	2,184	6,120	6,888	20,512
Depreciation expense	21,122	19,115	40,360	38,385
Amortization expense	42,798	48,753	86,845	97,804
Non-cash charges — stock compensation	3,199	2,931	6,122	5,475
Non-cash charges loss (gain) on derivative instrument	1,097	(851)	725	(896)
Fees, expenses or charges for equity offerings, debt or acquisitions/dispositions	1,924	(288)	2,106	277
2017 Restructuring Plan	—	33,393	—	37,268
Severance, separation costs and facility closures	2,075	213	6,018	1,419
Legal reimbursement	—	—	—	(4,500)
(Gain) loss on sale of assets	(500)	—	384	—

Adjusted EBITDA	$61,982	$72,951	$46,650	$48,859

Free Cash Flow

Consolidated

(in thousands of dollars)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net cash used in operating activities	$(163,814)	$(140,202)
Cash flows from investing activities
Additions to pre-publication costs	(62,182)	(57,294)
Additions to property, plant, and equipment	(24,901)	(26,534)

Free Cash Flow	$(250,897)	$(224,030)

Houghton Mifflin Harcourt Company

Calculation of Billings (Unaudited)

Billings (in thousands of dollars)

Consolidated

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$375,581	$393,051	$595,349	$614,968
Change in deferred revenue	13,847	2,393	(24,378)	(35,511)

Billings (1)	$389,428	$395,444	$570,971	$579,457

Education

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Core Solutions net sales	$152,063	$176,202	$213,297	$241,577
Change in deferred revenue	12,687	8,912	(12,123)	(10,249)

Core Solutions Billings	$164,750	$185,114	$201,174	$231,328
Extensions net sales	$187,429	$174,405	$309,227	$294,414
Change in deferred revenue	827	(6,594)	(12,884)	(25,051)

Extensions Billings	$188,256	$167,811	$296,343	$269,363

Education Billings (1)	$353,006	$352,925	$497,517	$500,691

Trade Publishing

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$36,089	$42,444	$72,825	$78,977
Change in deferred revenue	333	75	629	(211)

Billings (1)	$36,422	$42,519	$73,454	$78,766

Billings is an operating measure utilized by the company derived as shown above.

(1)

Prior to the third quarter of 2017, the Company only reported consolidated billings. To facilitate comparisons, the Company has revised its historical presentation for the three and six months ended June 30, 2017, to also present Education and Trade Publishing billings.